Exhibit 99.2

Allied Nevada Announces Improved Mine Plan and Economics for Hycroft Mill

Expansion With 77% IRR and $2.7 Billion NPV

Average Annual Production of 552,000 Ounces of Gold and 25.5 Million Ounces of Silver (1.0

Million Ounces Gold Equivalent1)

February 22, 2013 | Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE MKT: ANV) is pleased to provide a summary of the updated mine plan and economics for the Hycroft Mine located near Winnemucca, Nevada. The revised mine plan supports a 19-year operating life and exploits the current Proven & Probable Mineral Reserves of 11.9 million ounces of gold and 509.6 million ounces of silver (1.1 billion tons grading 0.011 opt gold and 0.46 opt silver)2. The following operating metrics are presented for the 10-year horizon that spans the projected start of milling operations in 2015 to the last full year of mining in 2024.

Highlights of the revised mine plan and economic model include:

•	10-year average annual production of approximately 552,000 ounces of gold and 25.5 million ounces of silver (1.0 million ounces gold equivalent) (2015-2024)

•	Life of mine strip ratio reduced to 1.15:1 (from 1.26:1)

•	Annual mining rate reduced to 190 million tons per year (“mtpa”) beginning in 2014 (from 235 mtpa) due to the successful 2012 infill drill program optimizing the mine plan

•	Average adjusted cash cost[3] of $146 per ounce annually (with silver as a byproduct credit) (2015-2024)

•	Initial capital of $1.24 billion is unchanged:

•	Committed to date through purchases or fixed contracts totals $634.7 million (51% of total), which is 5% below estimate. The 5% difference has been allocated to contingency.

•	After tax internal rate of return of 77.4% for the life of mine

•	Net present value of $2.7 billion (at a 6% discount)

No significant changes have been made to the 130,000 tons per day mill and flotation plant. The total capital budget for the project is unchanged at $1.24 billion. To date, we have purchased or have fixed contracts in place for approximately $634.7 million, or 51% of the total capital budget and these purchases have come in approximately 5% below original estimate. As a result, the difference has been allocated to contingency which has increased to $97 million, from $65 million, representing 16% of the remaining capital to be committed of $608.3 million.

[1]	Gold equivalent values are calculated using a 57.14:1 silver to gold ratio.
[2]	Allied Nevada will file a Technical Report prepared in accordance with NI 43-101 detailing the changes noted in this press release within the regulatory timeframe.
[3]	Allied Nevada uses the non-GAAP financial measures “adjusted cash cost” in this document. Please see the section titled “Non-GAAP Measures” for further information regarding these measures.

Mineral Reserve and Resource Update

The 2012 drill program at Hycroft was primarily targeted towards engineering support for the expansion project and included some infill drilling within the reserve pit. The successful infill program resulted in a reduced life of mine reserve strip ratio of 1.15:1 waste to ore tons (from 1.26:1 in the December 31, 2011 reserve). We have raised the reserve cut-off grade from 0.004 gold equivalent ounces per ton (“opt AuEq”) to 0.005 opt AuEq. The raise in cut-off grade, along with mining depletion in 2012, resulted in Proven and Probable Mineral Reserves of 11.9 million ounces of gold and 509.6 million ounces of silver as at October 31, 2012.

Measured and Indicated Mineral Resources4 (exclusive of reserve) as at October 31, 2012, totaled 12.4 million ounces of gold and 360.1 million ounces of silver. The infill program conducted in 2012 was successful in converting Inferred Resource to the Measured and Indicated categories. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

Proven and Probable Mineral Reserves were calculated using an $800 per ounce gold price and $14 silver price. Measured and Indicated Mineral Resources were calculated using a $1,200 per ounce price for gold and $21 per ounce price for silver.

Conference Call Information

Allied Nevada will host a conference call to discuss the updated resource and mine plan in this press release, as well as 2012 financial results which are expected to be released on Monday, February 25, 2013 before market open.

The conference call will take place on Monday, February 25, 2013, at 9:00 am ET, which will be followed by a question and answer session.

To access the call, please dial:

Canada & US toll-free – 1-800-814-4859

Outside of Canada & US – 1-416-644-3414

Replay (available until March 11, 2013):

Access code: 4603640#

Canada & US toll-free – 1-877-289-8525

Outside of Canada & US – 1-416-640-1917

An audio recording of the call will be archived on our website at www.alliednevada.com.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

[4]	Please see Cautionary Note to US Investors in the Cautionary Statements at the end of this press release.

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Summary of updated mine plan and economics:

				February 2013[1]
				Life-of-Mine Total	10-Year Average 2015-2024
Production Information:
Total tons of ore processed – heap leach		(000’S	)	336,307	19,372
Tons of ore processed – mill		(000’s	)	771,771	46,659
Tons of waste mined		(000’S	)	1,271,760	101,355

Total tons		(000’S	)	2,379,838	167,386

Total contained gold				11,874,896	732,650

Total contained silver				509,558,752	33,830,174

Ounces sold – gold				8,538,061	551,551
Ounces sold – silver				355,842,175	25,543,859

Ounces sold – gold equivalent				14,765,611	988,591

Cash Flow Information:
Cash inflows:
Revenue from metal sales		($000’S	)	18,170,887	1,222,960

Cash outflows:
Operating costs		($000’S	)	9,949,819	628,683

Income taxes		($000’S	)	1,689,071	123,324
Inventory adjustments		($000’S	)	(134,797)	(9,893)
Reclamation spending & salvage		($000’S	)	(25,000)	—
Capital spending		($000’S	)	1,984,610	112,467

Total Cash Outflows		($000’S	)	13,463,703	854,581

Net Cash Flow		($000’S	)	4,707,184	368,380

NPV @ 6%		($000’S	)	2,650,479
NPV @ 10%		($000’S	)	1,885,981
After tax Internal Rate of Return				77.4%
Adjusted cash cost per ounce:
Silver as byproduct credit	($	/ Oz	)	273	146
Gold equivalent	($	/ Oz	)	674	629

1.	Allied Nevada will file an NI 43-101 compliant Technical Report within the regulatory timeframe. Once filed the report will be available at www.alliednevada.com (Properties > Hycroft Mine > Technical Reports) or under the Company’s profile at www.sedar.com.

The current plan reflects recently released metallurgical test work, updated mining and operating costs, a reduced mining rate to 190 million tons per year and mill start-up of January 2015. Metal selling prices used in determining the economics for the project were $1,600/ounce of gold and $28/ounce of silver in 2013 consistent with our budget, $1,400 per ounce for gold and $25 per ounce for silver in 2014 and 2015, and $1,200/ounce of gold and $21/ounce of silver thereafter.

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Proven & Probable Mineral Reserves – October 2012
	Tons	Grades			Contained Ounces (000s)
	(000s)	Au	Ag	AuEq	Au	Ag	AuEq
Proven Heap Leach	220,089	0.007	0.21	0.011	1,560	45,141	2,350
Probable Heap Leach	58,870	0.007	0.20	0.010	389	11,850	596

Total Proven & Probable Heap Leach	278,959	0.007	0.20	0.011	1,949	56,991	2,946

Proven Mill	679,120	0.012	0.56	0.022	8,189	377,914	14,803
Probable Mill	149,999	0.012	0.50	0.020	1,737	74,654	3,044

Total Proven & Probable Mill	829,119	0.012	0.55	0.022	9,926	452,568	17,847

TOTAL PROVEN & PROBABLE MINERAL RESERVES	1,108,078	0.011	0.46	0.019	11,875	509,559	20,793

Waste	1,271,760

Total Tons	2,379,838

Strip Ratio	1.15

Measured & Indicated Mineral Resources (exclusive of Mineral Reserves)
	Tons	Grades			Contained Ounces (000s)
	(000s)	Au	Ag	AuEq	Au	Ag	AuEq
Measured Heap Leach	419,349	0.006	0.19	0.009	2,402	80,675	3,814
Indicated Heap Leach	270,308	0.006	0.18	0.009	1,521	49,678	2,390

Total Measured & Indicated Heap Leach	689,657	0.006	0.19	0.009	3,923	130,353	6,204

Measured Mill	511,623	0.009	0.27	0.014	4,692	139,890	7,140
Indicated Mill	395,500	0.010	0.23	0.014	3,814	89,905	5,387

Total Measured & Indicated Mill	907,123	0.009	0.25	0.014	8,506	229,795	12,527

TOTAL MEASURED & INDICATED MINERAL RESOURCES	1,596,780	0.008	0.23	0.012	12,429	360,148	18,731

Inferred Mineral Resources
	Tons	Grades
	(000s)	Au	Ag	AuEq
Inside Reserve Pit
Inferred Heap Leach	20,325	0.005	0.21	0.009
Inferred Mill	89,906	0.012	0.44	0.020

Total Inferred Resource – In Pit	107,231	0.011	0.40	0.018

Outside of Reserve Pit
Inferred Heap Leach	131,682	0.007	0.23	0.011
Inferred Mill	389,338	0.011	0.24	0.015

Total Inferred Resource – Out of Pit	521,020	0.010	0.24	0.014

TOTAL INFERRED RESOURCE	628,251	0.010	0.26	0.015

Mineral resources that are not mineral reserves do not have demonstrated economic viability.

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NOTES TO THE OCTOBER 31, 2012, MINERAL RESERVE AND RESOURCE ESTIMATE

1.	Scott Wilson of Metal Mining Consultants, Inc. is a Certified Professional Geologist and member of the American Institute of Professional Geologists in Denver, Colorado, and is a Qualified Person as defined by NI 43-101. Mr. Wilson is the independent resource estimate consultant for Allied Nevada Gold Corp. and has supervised the preparation of the technical information contained in this press release.

2.	Metal Mining Consultants, Inc. has recommended an ordinary kriging estimate as the preferred method of determining the Mineral Resource estimate. Inferred Mineral Resource calculations are based on 25 foot drill hole composites of 5 foot sample intervals. All estimates are based on a block dimension of 50 feet long x 50 feet wide x 25 feet tall with the estimation parameters determined by variography.

3.	Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability. The estimate of Mineral Resources may also be materially affected by the inability to obtain required environmental and other regulatory approval or operating permits. The estimate may also be materially affected by global economic conditions such as the price of gold and silver, the price of oil and other commodities utilized in the production of gold and silver. Unknown geologic or hydrologic conditions or other unknown factors may materially affect the resource estimates.

4.	A processing method and plant, different from that currently operating at the Hycroft Mine, and all associated regulatory approvals, are required to recover gold and silver from sulfide mineralization.

5.	Gold equivalent cutoff grades were calculated using a gold price of $800 per ounce and a silver price of $14.00 per ounce for a gold to silver ratio of 57.14:1.

6.	Estimates of Mineral Reserves and Resources may be materially affected by environmental permitting, legal and other relevant issues.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the results and indications of exploration drilling currently underway at Hycroft; the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; resource estimates and the timing of the release of updated estimates; estimates of gold and silver grades; future production estimates, cost estimates and other economic and operational estimates regarding the Hycroft mine and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information,  future events, or otherwise, except as may be required under applicable securities laws.

The technical contents of this news release have been prepared under the supervision of Donald Harris, a Certified Professional Geologist with American Institute of Professional Geologists (A.I.P.G.), #10819, who is Manager of Hycroft Exploration for Allied Nevada Gold Corp. and Dan Moore, Vice President, Technical Services, a Registered Professional Engineer and a registered member of the Society for Mining, Metallurgy and Exploration (#2257810) who are a Qualified Persons as defined by National Instrument 43-101. For further information regarding the quality assurance program and the quality control measures applied, as well as other relevant technical information, please see the Hycroft Technical Report which will be filed within the regulatory timeframe on www.sedar.com.

Cautionary Note to U.S. Investors -The United States Securities and Exchange Commission permits U.S. mining companies, in their  filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We

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use certain terms on this website (or press release), such as “measured,” “indicated,” and “inferred” “resources,” which the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form 10-K which may be secured from our website or the SEC website at http://www.sec.gov/edgar.shtml.

Non-GAAP Measures

Adjusted cash costs is a non-GAAP measure, calculated on a per ounce of gold sold basis, and includes all normal direct and indirect operating cash costs related directly to the physical activities of producing gold, including mining, processing, third party refining expenses, on-site administrative and support costs, royalties, and mining production taxes, net of by-product revenue earned from silver sales. Adjusted cash cost provides management and investors with a measure to assess the Company’s performance against other precious metals companies and performance of the mining operations over multiple periods. Non-GAAP measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. For further information, see our audited  financial statements filed with our annual report on Form 10-K.

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